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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 2 to Registration Statement No. 333-06885 of Brooktrout Technology, Inc. on Form S-3 of our report dated June 20, 1996 on the supplemental consolidated financial statements of Brooktrout Technology, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 (which includes explanatory paragraphs relating to the restatement of the consolidated financial statements for a pooling-of-interests and a change in accounting for income taxes), appearing in the Prospectus, which is part of this Registration Statement.



     We also consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-06885 of our report dated February 2, 1996 (except for Note 1, Stock Split, as to which the date is February 27, 1996) (which includes an explanatory paragraph relating to a change in accounting for income taxes) appearing in the Annual Report on Form 10-K/A of Brooktrout Technology, Inc. for the year ended December 31, 1995, relating to the historical financial statements of Brooktrout Technology, Inc., and of our report dated March 8, 1996 (which includes an explanatory paragraph relating to the acquisition of TSI by Brooktrout Technology, Inc.), appearing in the Proxy Statement for the Annual Meeting of Stockholders held on May 29, 1996 of Brooktrout Technology, Inc., related to the historical financial statements of Technically Speaking, Inc.


     We also consent to the references to our firm under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

                                          DELOITTE & TOUCHE LLP

Boston, Massachusetts

August 1, 1996